Exhibit 99.1

ALLOS THERAPEUTICS REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS

Westminster, Colo., November 3, 2006 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported financial results for the third quarter of 2006.  For the three months ended September 30, 2006, the Company reported a net loss attributable to common stockholders of $8.1 million, or $0.15 per share. This compares to a net loss attributable to common stockholders of $4.8 million, or $0.09 per share, for the third quarter of 2005.  For the nine months ended September 30, 2006, the Company reported a net loss attributable to common stockholders of $22.1 million, or $0.40 per share, compared to a net loss attributable to common stockholders of $15.5 million, or $0.36 per share, for the same period last year. Cash, cash equivalents, and investments in marketable securities as of September 30, 2006 were $37.8 million.

Paul L. Berns, President and Chief Executive Officer, stated: “During the quarter we continued to make important progress in the development of our lead product candidates.  Notably, we completed patient enrollment in our pivotal Phase 3 ENRICH trial of EFAPROXYN in women with brain metastases originating from breast cancer, and reached agreement with the FDA under the Special Protocol Assessment process on the design of our pivotal Phase 2 PROPEL trial of PDX in patients with peripheral T-cell lymphoma, which we also initiated during the quarter.  We would like to acknowledge our investigators, patients and employees for their contributions toward the attainment of these important milestones.”

Product Portfolio Update:

EFAPROXYN™ (efaproxiral):

•                  In August 2006, the Company announced the completion of patient enrollment in its pivotal Phase 3 ENRICH trial of EFAPROXYN™ (efaproxiral) plus whole brain radiation therapy in women with brain metastases originating from breast cancer.  A total of 368 patients were enrolled at 78 medical centers in the United States, Canada, Europe and South America.

•                  In October 2006, the Company announced that an independent data monitoring committee completed a second planned interim analysis of data from the ENRICH trial and recommended that the trial continue to the final efficacy analysis. The interim analysis was triggered by the occurrence of 188 patient deaths and was based upon an evaluation of patients randomized through July 31, 2006.  The Company will conduct the final analysis of safety and efficacy data following the occurrence of 282 patient deaths, which is currently expected to occur in mid 2007.  If the trial results are positive at the final analysis, the Company intends to submit an amendment to its previously filed new drug application to the U.S. Food and Drug Administration (FDA) to seek marketing approval for EFAPROXYN for use as an adjunct to radiation therapy for the treatment of patients with brain metastases originating from breast cancer.

•                  In October 2006, the Company announced that data evaluating EFAPROXYN was accepted for presentation at the 2006 American Society for Therapeutic Radiology and Oncology Annual Meeting.  Hak Choy, M.D, Chairman, Department of Radiation Oncology, University of Texas Southwestern Medical Center, is scheduled to present an updated survival analysis of a Phase 2 trial of EFAPROXYN in patients with locally advanced (Stage IIIA/B) non-small cell lung cancer in an oral presentation titled “Comparison of 5-Year Survival Between RTOG-94-10 and a Phase 2 Study of Induction Chemotherapy Followed by Efaproxiral + Radiotherapy in Patients with Locally Advanced NSCLC” on Monday, November 6.  In addition, Huagang Hou, M.D., Research Assistant Professor of Radiology, Dartmouth Medical School, is scheduled to present findings from a pre-clinical study of EFAPROXYN in a poster titled “Effects of repeated EFAPROXYN ™ (efaproxiral) dosing, an allosteric hemoglobin modifier, on oxygenation and enhancement of radiotherapy in subcutaneous RIF-1 tumors, in mice” on Tuesday, November 7.

PDX (pralatrexate):

•                  In July 2006, the FDA awarded orphan drug designation to PDX (pralatrexate) for the treatment of patients with T-cell lymphoma.  Orphan drug designation provides for U.S. marketing exclusivity for seven years following marketing approval by the FDA.

•                  In August 2006, the Company initiated patient enrollment in PROPEL (Pralatrexate in Patients with Relapsed Or Refractory PEripheral T-cell Lymphoma), a pivotal Phase 2 study of PDX with concurrent vitamin B12 and folic acid supplementation in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  This Phase 2, international, multi-center, open-label, single-arm study will seek to enroll 100 evaluable patients with relapsed or refractory PTCL who have progressed after at least one prior treatment. Patients will receive 30 mg/m2 of PDX once every week for six weeks followed by one week of rest per cycle of treatment. The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, progression-free survival and overall survival. The protocol for the study was reviewed by the FDA under its special protocol assessment process, which allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a new drug application, and provides a binding agreement that the study design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA. The Company currently anticipates that patient enrollment at approximately 35 centers in the U.S., Canada and Europe will be completed by the third quarter of 2008.

•                  In October 2006, the FDA granted fast track designation to PDX for the treatment of patients with T-cell lymphoma. The fast track program is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

•                  In October 2006, the Company announced that data evaluating PDX in patients with relapsed or refractory non-Hodgkin’s lymphoma and Hodgkin’s disease was accepted for presentation at the 2006 EORTC-NCI-AACR Annual Meeting.  Owen O’Connor, M.D., Ph.D., Head of the Laboratory of Experimental Therapeutics for Lymphoproliferative Malignancies, Lymphoma and Development Chemotherapy Services, Memorial Sloan-Kettering Cancer Center, is scheduled to present an updated assessment of patient response in a poster titled “Clinical Experience with Pralatrexate (10-Propargyl-10-deazaaminopterin (PDX)), a Novel Antifolate with High Affinity for the Reduced Folate Carrier, in Patients with Chemotherapy Refractory Lymphoproliferative Malignancies” on Friday, November 10.

Conference Call

The Company will host a conference call to review its third quarter results on Friday, November 3, 2006, at 11 AM ET. The dial in number for U.S. residents to participate is 877-407-8031. International callers should dial 201-689-8031. Participants should reference the Allos Therapeutics conference call.

Conference Call Replay

An audio replay of the conference call will be available from 5 PM ET on Friday, November 3, 2006, until 11:59 PM ET on Friday, November 10, 2006. To access the replay, please dial 877-660-6853 (domestic) or 201-612-7415 (international); Replay pass codes (both required for playback): account # 286; conference ID # 218565.

Webcast

Allos Therapeutics will hold a live webcast of the conference call.  The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the Company’s projected timeline for conducting the final analysis of safety and efficacy data from the ENRICH trial, the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer, the Company’s intent to file an amendment to its previously filed new drug application in the event the ENRICH trial results are positive, the Company’s projected timeline for completing patient enrollment in the PROPEL trial, the Company’s intent to continue evaluating the therapeutic utility of its product candidates in other potential indications, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company’s clinical trials may not demonstrate the safety and efficacy of the Company’s product candidates in their target indications.  Even if clinical trials demonstrate the safety and efficacy of the Company’s product candidates, regulatory authorities may not approve such product candidates, the Company may not be able to successfully market such product candidates, or the Company may face post-approval problems that require the withdrawal of its product candidates from the market.  In addition, the Company may lack the financial resources and access to capital to fund planned or future clinical trials of its product candidates, or to continue evaluating their therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the

Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

# # #

Contact:

Jennifer Neiman

Manager, Corporate Communications

720-540-5227, jneiman@allos.com

(Tables follow)

ALLOS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands ~ except share and per share information)
(unaudited)

	Three-months ended September 30,		Nine-months ended September 30,
	2005	2006	2005	2006

Operating expenses:
Research and development	$3,001	$4,210	$7,970	$10,970
Clinical manufacturing	307	486	934	1,438
Marketing, general and administrative	2,005	3,895	6,813	10,560
Restructuring and separation costs	—	—	380	646

Total operating expenses	5,313	8,591	16,097	23,614

Loss from operations	(5,313)	(8,591)	(16,097)	(23,614)
Interest and other income, net	522	480	1,238	1,471

Net loss	$(4,791)	$(8,111)	$(14,859)	$(22,143)

Dividend related to beneficial conversion feature of preferred stock	—	—	(624)	—

Net loss attributable to common stockholders	$(4,791)	$(8,111)	$(15,483)	$(22,143)
Basic and diluted net loss per share	$(0.09)	$(0.15)	$(0.36)	$(0.40)
Weighted average shares outstanding: basic and diluted	55,015,757	55,196,369	43,045,637	55,126,488

ALLOS THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2005	September 30, 2006

ASSETS
Cash, cash equivalents and investments in marketable securities	$55,282	$37,830
Other assets	1,111	1,686
Property and equipment, net	688	658

Total assets	$57,081	$40,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$3,790	$6,172
Stockholders’ equity	53,291	34,002
Total liabilities and stockholders’ equity	$57,081	$40,174